CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N‐1A of Segall Bryant & Hamill International Equity Fund, a series of Segall Bryant & Hamill Trust, under the headings “Disclosure of Fund Portfolio Holdings” and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

December 8, 2023